UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
______________________

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 23, 2009

ASIA PREMIUM TELEVISION GROUP, INC
(Exact name of registrant as specified in its charter)

Nevada	033-33263	62-1407521
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 602, 2 North Tuanjiehu Street, Chaoyang District
Beijing, 100026, People's Republic Of China
(Address of Principal Executive Offices)

+ (86) 10 6582-7900
Registrant’s telephone number, including area code
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On March 23 2009, we entered into an acquisition agreement (the “Acquisition Agreement”) with Globstream Technology Inc. (“Globstream) and its shareholders to acquire 100% of Globstream, a mobile technology internet software developer. Pursuant to the terms of the Acquisition Agreement, we will acquire 100% of Globstream by issuing 800,00 new shares of ATVG common stock, valued at USD $0.15 per share with a lock-up period of 1 year, 84,377 shares of ATVG common stock valued at UD $0.15 per share with a lock up period of 6 months, and 155,623 warrants, with an exerciase price of $0.15 per share on or before March 23 2019,(the “Consideration Shares”), equal to an aggregate of $156,000.

As part of the acquisition of Globstream, ATVG will acquire 240,000 shares of unregistered common stock of ATVG which is currently owned by Globstream. In order to minimize dilution of existing investors’ current holdings in ATVG through the issuance of the Consideration Shares, ATVG plands to take back and cancel the 240,000 shares of ATVG owned by Globestream. Therefore the net issuance of new shares effecting existing investors proportional equity is only 800,000 shares.

Globstream is a Cayman Island based company founded by Dr. Wenjun Luo and it has developed a unique mobile internet software called Total Mobile Media (“TMM”) based on Dr. Luo’s Ph.D. research at the University of Pennsylvania and the resultant patent-pending technology.

Globstream’s Total Mobile Media software allows clients’ internet based media content to be accessed by users via their mobile phones. The acquisition of Globstream and its mobile media software will extend the scope of the Company’s mobile internet software licensing and mobile community distribution business.

TMM software can be downloaded by users directly on to their phones, and the software allows them to seamlessly access streaming internet videos, audio files, text, and photos directly from licensed online content providers. Users can receive advertisements and coupons along side of internet media content. Users’ preferences and habits are tracked through cookies, thereby making it possible to glean highly valuable marketing information as well as determine advertisement conversion rates.

TMM is a proven technology. Globstream has already entered into strategic partnerships with two of China’s largest media companies: China Central Television (“CCTV”) and China National Radio (“CNR”). Under the agreements, CCTV and CNR will adopt Globstream’s TMM solution to enable their mobile community users to access CCTV and CNR’s rich internet content directly from mobile phones.

We plan to leverage our acquisition of Globstream to continue to develop our business targeted marketing and advertising via personal media services. We expect to license the Globestream mobile media software to third parties in exchange for cash payments and proprietary rights to the user databases of our client content providers. By accessing the various databases of our different licensees, we will be able to put together detailed marketing strategies based on dozens of demographics and interests. We can then supply directed and effective mobile advertising solutions to advertisers.

Mr Wenjun Luo, the CEO, President, and majority shareholder of Globestream, is an director of ATVG. However, we believe that the Acquisition Agreement is the result of arms length negotiation between the companies and the terms of the Acquisition Agreement are fair and reasonable.

Item 9.01  Exhibits.

Exhibit No.	Description
10.1	Acquisition Agreement by and between the Company and Globstream Technology Inc., dated March 23, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Asia Premium Television Group, Inc.

Date: March 25, 2009	By:	/s/Jing Xing
Jing Xing
Chief Executive Officer